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                                                                 EXHIBIT 99.2(b)


                          PENNZOIL-QUAKER STATE COMPANY
                           SAVINGS AND INVESTMENT PLAN

                        (As Established January 1, 1999)


                                Second Amendment

          Pennzoil-Quaker State Company, a Delaware corporation ("Pennzoil"), having established the Pennzoil-Quaker State Company Savings and Investment Plan, effective January 1, 1999, (the "Plan") and having reserved the right under Section 10.4 thereof to amend the Plan does hereby amend the Plan, effective as herein provided, as follows:

          1. Article I of the Plan is hereby amended, effective January 1, 1999, by replacing the first two sentences in the definition of compensation with a single sentence to read as follows:

          "Compensation": The total compensation of an Employee as stated in the payroll records of the Employer, including salary, wages, commissions and any amounts paid for time served over the basic work week, or paid as bonuses, severance pay (but only if paid in normal bi-weekly installments), or as other special pay (other than foreign service premium, hardship allowance or other non-incentive types of payments for foreign employment) and including any amounts by which a Member's normal remuneration is reduced pursuant to a voluntary salary reduction plan qualified under
     Section 125 of the Code or a cash or deferred arrangement qualified under
     Section 401(k) of the Code; provided, however, that the Compensation of each Member taken into account under the Plan for any Plan Year shall not exceed $160,000 (or such adjusted amount as provided under Code Section 401(a)(17)."

          2. Article I of the Plan is hereby further amended, effective January 1, 2000, by adding a definition thereto to read as follows:

          "Thrift Plan: The Pennzoil-Quaker State Corporation Thrift and Stock Purchase Plan as amended and restated, effective January 1, 1997, and as thereafter amended and in effect on December 31, 1999."


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          3. Section 3.1 is hereby amended, effective January 1, 2000, by adding a paragraph thereto, to read as follows:

          "Except as provided below, effective January 1, 2000, all Employees who, on December 15, 1999, were eligible for and participating in the Thrift Plan shall automatically become Members of this Plan. Any other Employee who was eligible for but was not participating in the Thrift Plan on December 15, 1999 shall be eligible to commence participation on the first Entry Date thereafter coincident with or next following his completion of one year of continuous Service. Notwithstanding anything herein to the contrary, the following Employees or individuals shall not be eligible to become a Member of this Plan: any Employee or former employee of Quaker State Corporation who terminated or terminates employment under the terms of a Quaker State Corporation severance plan; any Employee of Blue Coral, Inc., any Employee of the Company's Canadian subsidiaries, including Quaker State, Inc. and Valley Camp, Inc. and any Employee employed on an hourly basis.

          4. Section 3.10 of the Plan is hereby amended, effective January 1, 2000, by adding a subsection (d) thereto to read as follows:

          "(d) Employees Transferred from the Quaker State Thrift Plan:
     Employees who were, on December 31, 1999, eligible to participate in the Thrift Plan and, who, under Section 3.1 herein became eligible to participate in this Plan on January 1, 2000, shall be credited with all periods of service credited to such Employees under the Thrift Plan for purposes of determining the Employee's Service and Vesting Service under this Plan."


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          IN WITNESS WHEREOF, Pennzoil-Quaker State Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 14th day of December, 1999, but effective as herein provided.


                                   PENNZOIL-QUAKER STATE COMPANY

                                   By: /s/ RAYMOND T. FISCHER
                                      ------------------------------------------
                                       Raymond T. Fischer
                                       Agent and Attorney-in-Fact

ATTEST:


/s/ LINDA F. CONDIT
-----------------------------
Secretary

[SEAL]